Exhibit 10.4

 IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

)
IN RE: BLOOD REAGENTS ANTITRUST	)
LITIGATION	)	MDL Docket No. 09-2081
)
	)	HON. JAN E. DUBOIS
THIS DOCUMENT RELATES TO ALL	)
ACTIONS	)
)

SETTLEMENT AGREEMENT FOR IMMUCOR, INC.

This Settlement Agreement ("Settlement Agreement") is made and entered into this 11th day of January (the "Execution Date"), by and between Immucor, Inc., ("Immucor" is defined in Paragraph 16 below) and Plaintiff Class representatives F. Baragaño Pharmaceuticals, Inc., Community Medical Center Health Care System, Professional Resources Management of Crenshaw LLC d/b/a Crenshaw Community Hospital, Professional Resources Management, Inc. d/b/a Bullock County Hospital, Douglas County Hospital, Health Network Laboratories L.P., Larkin Community Hospital, Legacy Health System, Mary Hitchcock Memorial Hospital, Inc.,  Regional Medical Center Board d/b/a Northeast Alabama Regional Medical Center, Sacred Heart Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Anthony's Memorial Hospital, of the Hospital Sisters of the Third Order of St. Francis, St. Elizabeth's Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Francis Hospital, of the Hospital Sisters of the Third Order of St. Francis, St. John's Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Joseph's Hospital, Breese, of the Hospital Sisters of the Third Order of St. Francis, St. Joseph's Hospital of the Hospital Sisters of the Third Order of St. Francis (Chippewa Falls), St. Joseph's Hospital, of the Hospital Sisters of the Third Order of St. Francis (Highland), St. Mary's Hospital Medical Center of Green Bay, Inc., St. Mary's Hospital, Streator, of the Hospital Sisters of the Third Order of St. Francis, St. Mary's Hospital, Decatur, of the Hospital Sisters of the Third Order of St. Francis, St. Nicholas Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Vincent Hospital of the Hospital Sisters of the Third Order of St. Francis, Schuylkill Medical Center - East Norwegian Street, Schuylkill Medical Center - South Jackson Street, and Warren General Hospital (collectively, "Plaintiffs" or “Class Representatives”), both individually and on behalf of a class of purchasers of blood banking reagents in the United States directly from any Defendant named in the Consolidated Amended Class Action Complaint (the “Complaint”) in the above-captioned action, or their subsidiaries or affiliates:

WHEREAS, the Action, as defined in Paragraph 1 below, is pending in the United States District Court for the Eastern District of Pennsylvania, captioned In re Blood Reagents Antitrust Litigation, Master File No. 09-MD-02081-JD, in which Plaintiffs have alleged, inter alia, violations of law, including the existence of an unlawful conspiracy to fix, raise, maintain, or stabilize prices in violation of section 1 of the Sherman Antitrust Act;

WHEREAS, Immucor, although it vigorously denies the allegations that it engaged in any wrongdoing or in conduct that violated the antitrust laws, has agreed to enter into this Settlement Agreement solely to avoid the further expense, inconvenience, and the distraction of burdensome and protracted litigation;

WHEREAS, Class Counsel have concluded, after due investigation and after carefully considering the relevant circumstances, including, without limitation, the claims asserted in the Complaint filed in the Action, the legal and factual defenses thereto and the applicable law, as well as substantial discovery, that it would be in the best interests of the Plaintiffs and the Settlement Class to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Plaintiffs and all Settlement Class Members, and further, Class Counsel consider the settlement set forth herein to be fair, reasonable and adequate and in the best interests of Plaintiffs and all members of the Settlement Class;

WHEREAS, arm's-length settlement negotiations have taken place between Class Counsel and counsel for Immucor, and this Settlement Agreement, including Exhibit A and the Confidential Letter Agreement, which embodies all of the terms and conditions of the settlement between Immucor and the Plaintiffs and the Settlement Class, has been reached, subject to the approval of the Court and Final Approval as provided herein;

WHEREAS, the Action will continue against the Defendant that is not a Releasee (as defined herein);

NOW, THEREFORE, in consideration of the covenants, terms and releases in this Settlement Agreement and for other good and valuable consideration, it is by and among the undersigned agreed that the above-captioned case be sttled, compromised and dismissed with prejudice as to Immucor, without costs as to Plaintiffs, the Settlement Class or Immucor, subject to the approval of the Court and the following terms and conditions:

A.	Definitions

The following terms, as used in this Settlement Agreement, have the following meanings:

1.           "Action" means the action captioned In re Blood Reagents Antitrust Litigation, Master File No. 09-MD-02081-JD, which is currently pending in the District Court for the Eastern District of Pennsylvania, and including all actions transferred for coordination, and all actions pending such transfer (including, but not limited to, "tag-along" actions).

2.           "Traditional Reagents" means any Blood Reagents that are primarily used to test blood manually in test tubes, and “Proprietary Reagents” means any Blood Reagents that are primarily used to test blood in automated and/or semi-automated platforms.

3.           "Blood Reagents" means any reagent (Proprietary, Traditional, or otherwise) designed and manufactured to test, match, detect, screen, diagnose and/or otherwise identify certain properties of the cell and serum components of human blood.

4.           "Claim(s)" shall mean any and all actions, suits, claims, demands, assertions, or causes of action, which are directly related to the subject matter of the above-captioned Action.  A Claim expressly includes a demand to compromise or settle an alleged cause of action related to the subject matter of the Action that is made outside the context of litigation or this Action.

5.           "Claims Administrator" means an independent professional service company to be selected by Class Counsel, subject to approval of the Court, and charged with administering the claims process, arranging for Court-ordered dissemination of required notices, and, if so ordered, distributing the settlement proceeds pursuant to a plan of distribution approved by the Court with respect to this Settlement Agreement.

6.           "Class Counsel" shall refer to the law firm of Spector Roseman Kodroff & Willis, P.C., 1818 Market Street, Suite 2500, Philadelphia, PA 19103.

7.           “Confidential Letter Agreement” means the confidential letter agreement contemplated by Paragraph 51.

8.           "Court" means the U.S. District Court for the Eastern District of Pennsylvania.

9.           "Defendant" shall mean any defendant named in this Action.

10.           "Document" is defined to be synonymous in meaning and equal in scope to the usage of this term in Fed. R. Civ. P. 34(a), including, without limitation, electronic or computerized data compilations.  A draft or non-identical copy is a separate document within the meaning of this term.

11.           "Effective Date" means the date on which all of the events identified in Paragraph 38 have occurred, and means the date on which the Settlement Agreement becomes final.

12.           "Escrow Account" means the account, established by Class Counsel and administered in accordance with the terms of this Settlement Agreement, for receipt of the Settlement Amount, paid by Immucor pursuant to this Settlement Agreement.

13.           "Escrow Agent" means the agent jointly designated by Class Counsel and Immucor to manage the Escrow Account, the Opt Out Fee and Expense Account, and the Opt Out Settlement Account.

14.           [THIS PARAGRAPH INTENTIONALLY LEFT BLANK]

15.           "Execution Date" shall mean the date of the execution of this Settlement Agreement by the persons noted on the signature page hereof.

16.           "Immucor" means Immucor, Inc., a Georgia corporation, and all of its Related Persons, including but not limited to IVD Holdings Inc., IVD Intermediate Holdings A Inc., IVD Intermediate Holdings B Inc., TPG Partners VI, L.P., TPG IVD Co-Invest, L.P., TPG FOF VI SPV, L.P., TPG Biotechnology Partners III, L.P., and TPG Capital, L.P.

17.           "Notice and Administration Costs" means the fees and costs of the Claims Administrator and the fees and costs incurred to provide notice to the Settlement Class and to administer the settlement.

18.           "Opt Out" means a person or entity who would have been a member of the Settlement Class except for his, her, or its timely and valid request for exclusion in accordance with Fed. R. Civ. P. 23.

19.           “Opt Out Fee and Expense Account” means an interest-bearing account that shall be created by the Escrow Agent on the Effective Date and shall receive funds as set forth in Paragraph 50.  Except as specified herein, the Escrow Agent shall maintain this account separately from any other accounts set forth in this Settlement Agreement.

20.           “Opt Out Settlement Account” means an interest-bearing account that shall be created by the Escrow Agent on the Effective Date and shall receive funds as set forth in Paragraph 50.  Except as specified herein, the Escrow Agent shall maintain this account separately from any other accounts set forth in this Settlement Agreement.

21.           "Payment of Attorneys' Fees" means the amount awarded by the Court to Class Counsel for attorneys' fees, costs and expenses.

22.           “Related Persons” means collectively and individually an entity’s current or former officers, directors, partners, principals, managers, employees, agents, direct and indirect stockholders, direct and indirect parents, direct and indirect subsidiaries, affiliates, predecessors and successors, and all current and former stockholders, members, officers, directors, partners, principals, managers, employees, agents, heirs, executors, representatives and administrators of each of the foregoing.

23.           "Released Claims" is defined as in Paragraph 39.

24.           "Releasees" shall refer jointly and severally, individually and collectively to Immucor and the respective assigns of each entity and person included within Immucor.  Notwithstanding the foregoing, "Releasees" does not include (i) any other Defendant formerly or currently named in the Action or any Related Person of such other Defendant; (ii) any Defendant subsequently added or joined in the Action; and/or (iii) any other alleged co-conspirator of Defendants in the Action, other than the Releasees.

25.           "Releasors" shall refer jointly and severally, individually and collectively to Plaintiffs and Settlement Class Members and all of their respective Related Persons.

26.           "Settlement Amount" means twenty-two million dollars ($22,000,000.00 USD), subject to adjustment as provided in Paragraph 50.

27.           "Settlement Class" means the class defined in Paragraph 33.

28.           "Settlement Class Member" means each member of the Settlement Class who does not timely elect to be excluded from the Settlement Class in accordance with Fed. R. Civ. P. 23.

29.           "Settlement Class Period" means the period from and including January 1, 2000 to and including the date Plaintiffs submit to the Court a motion for preliminary approval of this Settlement Agreement.

30.           "Settlement Fund" means the Settlement Amount, minus any payments made in accordance with this Settlement Agreement for costs, fees, or taxes including, but not limited to, Notice and Administration Costs, Payment for Attorneys' Fees and Tax Expenses.  The Settlement Fund does not include any amounts that are maintained in the Opt Out Settlement Account or the Opt Out Fee and Expense Account.

31.           "Taxes" means any sums due to be paid to governmental taxing authorities from the Escrow Account, including taxes, estimated taxes, interest and penalties.

32.           "Tax Expenses" means any and all reasonable fees and costs due to be paid to tax preparers, tax consultants or others for determining the tax liability of the Escrow Account, and otherwise assisting Class Counsel in carrying out their responsibilities under this Settlement Agreement.

B.	Stipulation to Class Certification

33.           Subject to the Court's approval and for the purposes of this Settlement Agreement only, the undersigned agree to the certification of the following Settlement Class in the Action (the “Settlement Class”):

All individuals and entities in the United States who purchased Traditional Reagents directly from any of the Defendants, or their subsidiaries or affiliates, during the Settlement Class Period.  Excluded from the Settlement Class are Defendants, subsidiaries, affiliates and Related Persons of Defendants and federal governmental entities.

The Settlement does not include purchases of Proprietary Reagents because Class Counsel, in conjunction with its economic expert, determined that there was no class-wide impact from the alleged conspiracy for such purchases.

C.	Approval of this Settlement Agreement and Dismissal of Claims

34.           Class Counsel and counsel for Immucor agree to use their reasonable best efforts to effectuate this Settlement Agreement, including but not limited to, cooperating in promptly seeking both preliminary and final approval of this Settlement Agreement (including the giving of class notice under Federal Rules of Civil Procedure 23(c) and (e)), and securing certification of the Settlement Class for settlement purposes only and the prompt, complete, and final dismissal with prejudice of the Action as to Immucor only.

35.           Within thirty (30) business days after the execution of this Settlement Agreement, Plaintiffs shall submit to the Court a motion, to be joined in by Immucor, for preliminary approval of this Settlement Agreement, authorization to disseminate notice to the proposed Settlement Class within thirty (30) business days of preliminary court approval of the settlement, and for a stay of all proceedings in the Action against Immucor (the "Motion"), except ongoing discovery as contemplated in Paragraph 60.  The Motion shall include:  (a) the definition of the Settlement Class to be certified by the Court pursuant to this Settlement Agreement; (b) the proposed form of, and method for dissemination of notice to the Settlement Class, as agreed upon by Class Counsel and Immucor prior to submission of the Motion; and (c) a proposed form of final judgment, in substantially the form as set forth in Exhibit A hereto, to be supplemented by Class Counsel in connection with the certification of the Settlement Class.

36.           (a)           Upon preliminary approval of the settlement, Class Counsel shall, in accordance with Rule 23 of the Federal Rules of Civil Procedure and the Court's order, provide those members of the Settlement Class who have been identified by reasonable means with notice by first class mail, in a form to be approved by the Court, of the settlement and the date of the hearing scheduled by the Court to consider the fairness, adequacy and reasonableness of the proposed settlement (the "Settlement Hearing").

(b)           Class Counsel shall take all necessary and appropriate steps to ensure that notice of the Settlement Hearing is provided in accordance with the order of the Court.

37.           Class Counsel shall submit a motion for final approval of the Settlement Agreement by the Court after notice is given to the members of the Settlement Class of the Settlement Hearing and no less than two weeks before the Settlement Hearing.  If the Court approves the Settlement Agreement, Class Counsel shall seek entry of an order and final judgment, which, inter alia,  includes the following findings:

(a)
as to the Action, approving finally this Settlement Agreement and its terms as being a fair, reasonable, and adequate settlement as to the Settlement Class Members within the meaning of Rule 23 of the Federal Rules of Civil Procedure and directing its consummation according to its terms;

(b)	directing that, as to Immucor, the Action be dismissed with prejudice and, except as provided for in this Settlement Agreement, without costs;

(c)	discharging and releasing Immucor from all claims as specified in Paragraph 39 herein;

(d)	reserving exclusive jurisdiction over the settlement and this Settlement Agreement, including the administration and consummation of this settlement;

(e)	determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing that the judgment of dismissal as to Immucor shall be final and entered forthwith; and

(f)
requiring Class Counsel to file with the Clerk of the Court a record of potential Settlement Class Members who timely and validly excluded themselves from the Settlement Class, and to provide a copy of the record to counsel for Immucor.

38.           This Settlement Agreement shall become final ("Effective Date") on the date that: (a) the Court has entered a final judgment order approving this Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure and a final judgment dismissing the Action as against Immucor with prejudice as to all Settlement Class Members and, except for provided in this Settlement Agreement, without costs; and (b) the time for appeal or to seek permission to appeal from the Court's approval of this Settlement Agreement and entry of a final judgment as described in clause (a) above has expired or, if appealed, approval of this Settlement Agreement and the final judgment has been affirmed in its entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review.  It is agreed that neither the provisions of Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into account in determining the above-stated times.  On the Execution Date of this Settlement Agreement, Plaintiffs and Immucor shall be bound by its terms, and this Settlement Agreement shall not be rescinded unless in accordance with terms provided herein.

D.	Release and Discharge

39.           Upon the occurrence of the Effective Date, and in consideration of payment of the Settlement Amount, as specified in Section E of this Settlement Agreement, and for other valuable consideration recited herein, the Releasees shall be completely released, acquitted, and forever discharged from any and all claims, demands, actions, suits, rights, assertions, allegations, causes of action, controversies, proceedings, losses, damages, injuries, attorneys' fees, costs, expenses, debts, liabilities, judgments, and remedies, whether class, individual, or otherwise in nature, that Releasors, or anyone of them, ever had, now has, or hereafter can, shall, or may have against the Releasees, whether known or unknown, on account of or arising out of the facts, occurrences, transactions or other matters alleged in the Action or in complaints containing the same allegations with respect to any Blood Reagents purchased within, to, or from the United States before and during the period from January 1, 2000 through and including the date that summary notice of the settlement is first published, including without limitation any claims which arise under any United States federal or state antitrust, unfair competition, unfair practices, price discrimination, unitary pricing, trade practice, unjust enrichment, or civil conspiracy law, including, without limitation, the Sherman Antitrust Act, 15 U.S.C. § 1 et seq. (the "Released Claims").  Nothing herein shall be construed to release any individual claims relating to any product defect, negligence, breach of contract, or similar claim between the parties involving Blood Reagents.  The Releasors shall not, after the Effective Date, seek to recover against any of the Releasees for any of the Released Claims.

E.	Payments

40.           Immucor, Inc. shall pay or cause to be paid the Settlement Amount of twenty-two million dollars ($22,000,000.00 USD) in settlement of the Action.  The Settlement Amount shall be wire transferred into the Escrow Account by Immucor, Inc. or its designee within thirty (30) business days after the Court’s preliminary approval of the settlement

41.           Each Settlement Class Member shall look solely to the Settlement Fund for settlement and satisfaction, as provided herein, of all Released Claims.  As this is not a claims-made settlement, no portion of the Escrow Account or the Opt Out Fee and Expense Account may revert to Immucor under any circumstances after the Effective Date.

42.           Upon approval of the Court, Class Counsel shall receive reimbursement for Payment of Attorneys' Fees, if any, from the Settlement Amount.  At any time following a Court award of Payment of Attorneys' Fees, the Escrow Agent shall, upon request of Class Counsel, disburse such amount in accordance with written instructions received from Class Counsel.

43.           Immucor agrees not to object, subject to an order of the Court in the Action, to the payment to Class Counsel of Payment of Attorneys' Fees out of the Settlement Amount upon the Effective Date.  Immucor further agrees not to object, subject to an order of the Court in the Action, to the payment to Class Counsel of the funds allocated to the Opt Out Fee and Expense Account upon the Effective Date.  Disbursement of such amounts shall not be delayed by reason of any appeal of the final judgment referred to in Paragraph 38(a) above; provided, however, if the Court's award of fees, costs, and expenses is vacated, reversed, or reduced on or as a result of an appeal, Class Counsel shall within ten (10) business days after receiving written notice from the Court of such vacatur, reversal, or reduction, make a refund to the Escrow Account and/or the Opt Out Fee and Expense Account in the Action in the amount of such vacatur, reversal, or reduction, with interest, and less taxes thereon, and further provided that if Immucor elects to rescind the Settlement Agreement as described in Paragraph 57, Class Counsel shall within ten (10) business days after receiving notice from Immucor of such rescission, make a refund to the Opt Out Fee and Expense Account and/or the Escrow Account for the Payment for Attorneys' Fees in the Action in the amount of any such fees, costs, and expenses, with interest, and less taxes thereon.  The interest rate applicable to any refund made to the Escrow Account and/or the Opt Out Fee and Expense Account pursuant to this Paragraph shall be the same interest rate earned by the Escrow Account and/or the Opt Out Fee and Expense Account during the period between the payment of approved attorneys' fees, costs, and expenses and any such refund.

44.           Notice and Administration Costs shall be taken from the Settlement Amount, and Immucor shall bear no responsibility for such costs other than payment of the Settlement Amount.  Disbursements for payment of Notice and Administration Costs may be made from the Settlement Amount upon written notification by Class Counsel to the Escrow Agent.  Disbursements for any payments and expenses incurred in connection with taxation matters relating to this Settlement Agreement may be made from the Settlement Amount.

45.           If Immucor or the Plaintiffs rescind or terminate this Settlement Agreement pursuant to Paragraph 57, or if the Settlement Agreement does not receive final approval from the Court for any reason, the amount returned to Immucor shall be net of interest, taxes, Tax Expenses and all reasonable Notice and Administration Costs approved by the Court.  Plaintiffs and Immucor agree to use their best efforts to effectuate reasonable notice as cost effectively as possible.

46.           Except as otherwise provided in this Settlement Agreement, the approval of the Court in the Action shall be required prior to the distribution of any monies from the Escrow Account.

47.           The Escrow Account, the Opt Out Fee and Expense Account, and the Opt Out Settlement Account shall be invested in a U.S. Treasury Money Market Fund mutually agreed to by the parties.  All interest earned on the Settlement Fund shall become and remain part of the Settlement Fund; all interest earned on the Opt Out Fee and Expense Account shall become and remain part of the Opt Out Fee and Expense Account; except as otherwise provided herein, all interest earned on the Opt Out Settlement Account shall become and remain part of the Opt Out Settlement Account.

F.	Opt Outs and Opt Out Protection

48.           Class Counsel or their designee shall direct the Claims Administrator to send copies of any requests for exclusion from the Settlement Class to Immucor as they are received.

49.           Immucor or its counsel shall be entitled to communicate with any potential Settlement Class Member regarding its decision to opt out of the Settlement Class provided that, prior to communicating with a potential Settlement Class Member, Immucor first receives permission from Class Counsel authorizing the communication, which permission shall not be unreasonably withheld.

50.           On the Effective Date, the Settlement Amount shall be reduced by 100% of the pro rata portion of the Settlement Amount (i.e., $22,000,000.00 USD), plus any interest earned to that date and less any taxes paid thereon, for all purchases of Traditional Reagents made during the Settlement Class Period from all Defendants by any Opt Outs, except that the first 10% of those purchases made by Opt Outs during the Settlement Class Period are protected against any such reduction to the Settlement Amount.  Further, the Settlement Amount shall not be reduced based upon the purchases of Proprietary Reagents made during the Settlement Class Period by any Opt Outs.  An Opt Out's pro rata portion ("Opt Out Share") shall be calculated in accordance with Paragraphs 51 and 52 below.  For clarity and by way of example, if during the Settlement Class Period Opt Outs purchased in the aggregate 15% of the total Traditional Reagents in the Settlement Class from all Defendants (i.e., the aggregate Opt Out Share is 15%), the Settlement Amount ($22,000,000.00 USD) shall be reduced by 5% (i.e., 15% minus the protected 10% = $1,100,000.00 USD), plus any interest accrued less any taxes thereon (i.e., any interest accrued and taxes expended with respect to the $1,100,000.00 only).  The Escrow Agent shall, within fifteen (15) days of the expiration of the period set by the Court for opting out of the Settlement Class, calculate the total of all such reductions in the Settlement Amount due to Opt Outs, including any interest earned less any taxes thereon, on those amounts, and deposit such amounts into two separate, interest-bearing accounts (75% shall be deposited into the “Opt Out Settlement Account;” 25% shall be deposited into the “Opt Out Fee and Expense Account”) for disposition as set forth in Paragraphs 53-55 below.

51.           For ease of administration and to avoid any future disputes, Class Counsel, Plaintiffs, Releasors, and Releasees shall use their best efforts to stipulate, pursuant to a Confidential Letter Agreement, to the Opt Out Shares for certain potential Settlement Class Members, which percentage shall be used for purposes of Paragraph 50.

52.           For each Opt Out whose Opt Out Share is not stipulated in the Confidential Letter Agreement, such Opt Out Share shall be calculated by dividing (a) the total Traditional Reagents purchases of the Opt Out from the Defendants during the period January 1, 2000 through the ending date of sales data made available to Plaintiffs, by (b) the total Traditional Reagents sales made by the Defendants during the same time period, which amounts shall be supplied by Class Counsel based upon the sales transaction data produced by the Defendants.  Class Counsel shall provide a copy of its database to Immucor prior to the close of the Opt Out period.  The parties agree that for purposes of calculating Opt Out Shares under this Paragraph, Class Counsel will submit such database to their economic expert and he, or persons working at his direction, will perform the necessary calculations utilizing the sales transaction data referred to herein.  Immucor shall have the right to compare Class Counsel's database against the sales transaction data produced by Defendants in this Litigation, and consult with its economic experts regarding any disputes over calculation of an Opt Out’s share.  The parties agree to meet and confer with respect to any disagreements regarding the purchases of any Opt Outs.

53.           Upon receiving notice that an Opt Out has filed a lawsuit against Immucor or that Immucor has settled a Claim with an Opt Out, the Escrow Agent shall refund from the Opt Out Settlement Account to Immucor (pursuant to written instructions from counsel for Immucor) an amount equal to that Opt Out’s pro rata share of the Opt Out Settlement Account (to be calculated by dividing the Opt Out’s total Traditional Reagents purchases during the period by the total Traditional Reagents purchases made by all Opt Outs during the period).  For clarity and by way of example, if an Opt Out that purchased 25% of the Traditional Reagents purchased by all Opt Outs during the period files a lawsuit against Immucor, the Escrow Agent shall refund to Immucor 25% of the funds in the Opt Out Settlement Account.

54.           Upon approval of the Court, all funds in the Opt Out Fee and Expense Account shall be paid to Class Counsel, in lieu of Class Counsel pursuing compensation from any Opt Outs that file lawsuits against or settle a Claim with Immucor subsequent to the Execution Date.  At any time following a Court award of the funds in the Opt Out Fee and Expense Account, the Escrow Agent shall, upon request of Class Counsel, disburse the funds in that Account in accordance with written instructions received from Class Counsel.

55.           Any monies remaining in the Opt Out Settlement Account more than 4 years from the end of the Opt Out period shall be deposited in the Escrow Account and made available for distribution to the Settlement Class according to the plan of distribution approved by the Court with respect to this Settlement Agreement.

56.           Plaintiffs and Immucor agree that Opt Outs are not entitled to the benefits and relief of this Settlement Agreement.

G.	Rescission if the Settlement Agreement is Not Finally Approved

57.           If the Court declines to approve this Settlement Agreement or any material part hereof; or if such approval is materially modified or set aside on appeal; or if the Court does not enter the final judgment and order; or if the Court enters the final judgment and order and appellate review is sought and, on such review, such final judgment and order is not affirmed; then Immucor and the Plaintiffs shall each, in their respective sole discretion, have the option to rescind this Settlement Agreement in its entirety, and any and all amounts then constituting the Settlement Fund (including all interest earned and less any taxes thereon) shall be returned forthwith to Immucor, less only such disbursements properly made in accordance with this Settlement Agreement and not subject to refund pursuant to Paragraph 45.  A modification or reversal on appeal of any amount of Class Counsel's fees and expenses awarded by the Court from the Settlement Amount or any plan of allocation of the Settlement Fund shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or such final judgment.

58.           Immucor and Plaintiffs expressly reserve all of their respective rights to the extent that the Effective Date does not occur or if the Settlement Agreement is rescinded or terminated pursuant to Paragraph 57 of this Settlement Agreement.

H.	Cooperation

59.           Beginning within ten (10) business days of the Execution Date of the Settlement Agreement, Immucor shall support Plaintiffs’ preparation and prosecution of this litigation and promptly provide full cooperation to Class Counsel with respect to gathering evidentiary materials relating to Plaintiffs’ claims in the Action, to the extent required in Paragraph 60 below.  Class Counsel and Immucor agree to meet and confer about the timing, scope and nature of these matters.

60.           (a)           Depositions.  Immucor shall make available for depositions, at Immucor's expense, current and former directors, officers, and employees of Immucor, who possess information that would assist Plaintiffs to prosecute the Action.  These depositions shall be subject to the existing Court’s orders, and/or to any future orders regarding numbers, types, or durations of depositions.

(b)           Interviews.  Immucor shall at its expense make available for interviews with Class Counsel and/or experts, at Class Counsel’s reasonable request (including Class Counsel’s reasonable consideration for Immucor’s business and operational needs), and upon reasonable notice, current directors, officers, and employees of Immucor, who possess information that would assist Plaintiffs to prosecute the Action, including but not limited to, interviews with those employees, if any, knowledgeable about facts relevant to alleged anti-competitive behavior affecting Traditional Reagents and Plaintiffs' Released Claims as alleged in the Action.  Immucor shall also undertake commercially reasonable efforts to make available for such interviews, upon reasonable notice, former directors, officers, and employees who possess such information, but Immucor shall not be obligated to bear the expenses of such former directors, officers and employees.  Class Counsel and Immucor will confer regarding the use of telephone interviews where appropriate.  Notwithstanding any other provision of this Settlement Agreement, in the event that Immucor believes that Plaintiffs have unreasonably designated any current or former director, officer or employee for interview, the parties agree to meet and confer regarding such designation.

(c)           Declarations and Affidavits.  Immucor shall make available to Class Counsel for the preparation of declarations and/or affidavits relating to authentication of documents, in support of plaintiffs’ class certification motion or in opposition to summary judgment motions, upon reasonable request (including Class Counsel’s reasonable consideration for Immucor’s business and operational needs) and reasonable notice, and at Immucor’s expense, any current directors, officers, and employees of Immucor who have knowledge regarding Plaintiffs’ claims in the Action.  Immucor shall also undertake commercially reasonable efforts to make available for the preparation of such declarations and/or affidavits, upon reasonable notice, former directors, officers, and employees who possess such information, but Immucor shall not be obligated to bear the expenses of such former directors, officers and employees.  Notwithstanding any other provision of this Settlement Agreement, in the event that Immucor believes that Plaintiffs have unreasonably designated any current or former director, officer or employee for the provision of a declaration or affidavit, the parties agree to meet and confer regarding such designation.

(d)           De Bene Esse Depositions.  If Class Counsel reasonably believes that a current or former Immucor director, officer or employee will be unavailable to provide testimony at trial as defined in Rule 32(a)(3) of the Federal Rules of Civil Procedure, and based on the interviews and documents produced by Immucor, Class Counsel reasonably believes that the testimony of such former or current personnel is necessary, Immucor shall make available for depositions with Class Counsel, any current directors, officers, and employees of Immucor.  Immucor shall also undertake commercially reasonable efforts to make available for such depositions, upon reasonable notice, former directors, officers, and employees who possess such information, but Immucor shall not be obligated to bear the expenses of such former directors, officers and employees.  In addition:

(1)	Written notice by Class Counsel upon Immucor’s counsel shall constitute sufficient service for such depositions.

(2)
Depositions shall be administered pursuant to the Federal Rules of Civil Procedure, regardless of the location at which they take place or the citizenship of the deponent.  No provision of any foreign law, whether based in case law, statutory or procedural law, or pubic policy, shall override these Rules in the taking of such depositions.

(e)           Testimony at Trial.  Immucor shall make available for testimony at trial, upon reasonable notice and reasonable request, at Immucor's expense, any current directors, officers, and employees of Immucor, if any, who have knowledge regarding Plaintiffs' claims as alleged in the Action.  Immucor shall also undertake commercially reasonable efforts to make available for testimony at trial, upon reasonable notice, former directors, officers, or employees who possess such knowledge, but Immucor shall not be obligated to bear the expenses of such former directors, officers and employees.  If Class Counsel takes the deposition of any current or former Immucor director, officer or employee, Immucor shall not be obligated to make that individual available for testimony at trial.  Notwithstanding any other provision of this Settlement Agreement, in the event that Immucor believes that Plaintiffs have unreasonably designated any current or former director, officer or employee for testimony at trial, the parties agree to meet and confer regarding such designation.

(f)           Efforts as to Former Employees.  With respect to all former directors, officers or employees mentioned in the above Paragraphs, Immucor shall make commercially reasonable efforts to have such former directors, officers or employees appear for interviews, de bene esse depositions and trial testimony, under the same conditions provided under this Settlement Agreement for the current directors, officers, and employees (except that Immucor shall not be obligated to bear the expenses of such former directors, officers or employees).  Any former directors, officers, and employees made available under this Paragraph shall be made available at a mutually agreeable time and place.

(g)           Production of Documents.  After the Execution Date, Immucor shall not be required to produce additional documents unless such production would be required by Rule 26(e) and/or the Court’s Case Management Orders in this case, had Immucor remained a party.

61.           Notwithstanding any other provision in this Settlement Agreement, Immucor may assert where applicable the work-product doctrine, the attorney-client privilege and joint defense privilege with respect to any Documents, statements, testimony, material, and/or information requested under this Settlement Agreement.  For any Documents withheld from the production called for in Paragraph 60 pursuant to a claim of attorney-client privilege, the work-product doctrine and joint defense privilege, Immucor shall provide a privilege log describing such Documents in sufficient detail so as to explain the nature of the privilege asserted.  Immucor agrees that its counsel will meet with Class Counsel as is reasonably necessary to discuss such documents and any applicable privilege or protection.

62.           Authentication of Documents.  Immucor agrees to produce at trial or through affidavits or declarations, appropriate representatives of its choice to establish for admission into evidence any of Immucor's Documents produced or to be produced in the litigation, Immucor's electronic transactional data, and any other Documents of Immucor, and, to the extent possible, any Documents produced by any of Immucor's alleged co-conspirators.

63.           Meetings with Counsel.  Immucor agrees that its counsel will, beginning within ten (10) business days of the Execution Date of this Settlement Agreement, meet with Class Counsel as necessary in order to plan and effectuate the cooperation required by this Settlement Agreement.

64.           If final approval of the Settlement Agreement is not obtained in the Action, Plaintiffs shall, if requested by Immucor to do so, return to Immucor or destroy, and provide Immucor with a written certification by Class Counsel of such destruction, all Documents or other materials provided to Plaintiffs, the Class or Class Counsel by Immucor in the Action solely pursuant to this Settlement Agreement.  Nothing contained in this Paragraph shall be construed to require Plaintiffs or their counsel to return any of their work product.

65.           Immucor shall have the right to designate any information, testimony, or Documents produced pursuant to this Settlement Agreement as "Confidential" or "Highly Confidential" in accordance with the Stipulated Protective Order entered in the Action.  Any such designations shall survive the termination or rescission of this Settlement Agreement, and shall continue to enjoy the fullest protections offered by the Protective Order.

66.           Immucor's obligations under this Section H shall not be affected by the Release set forth in Section D of this Settlement Agreement.  Immucor's obligations to cooperate under this Settlement Agreement shall cease only as of the date that final judgment has been rendered in the Action with respect to all Defendants.

67.           Nothing in this Settlement Agreement shall be construed to require Immucor to commit any act, including the transmittal or disclosure of any information, that would violate any law protecting the privacy of personal information about any individual employed by Immucor, federal, state, or local privacy law, or any privacy law of a foreign jurisdiction.  To the extent Immucor withholds information, including documents and testimony, on the basis of any privacy law or other rule protecting such information, Immucor shall create a log describing the basis of any privacy law or other rule protecting such information and/or documents.

68.           Class Counsel agrees that, following execution of this Settlement Agreement, it will make commercially reasonable efforts to assist Immucor in gathering materials required to be sent to appropriate Federal and State officials pursuant to the Class Action Fairness Act of 2005, 28 U.S.C. § 1715, including directing the Claims Administrator to provide a reasonable estimate of the number of class members residing in each State.

I.	Taxes

69.           Class Counsel shall be solely responsible for directing the Claims Administrator to file all informational and other tax returns necessary to report any taxable and/or net taxable income earned by the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account.  Further, Class Counsel shall be solely responsible for directing the Escrow Agent to make any tax payments, including interest and penalties due, on income earned by the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account.  Class Counsel shall be entitled to direct the Escrow Agent to pay customary and reasonable Tax Expenses, including professional fees and expenses incurred in connection with carrying out their responsibilities as set forth in this Paragraph, from the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account, as applicable, by notifying the Escrow Agent in writing.  Immucor shall have no responsibility to make any tax filings on behalf of the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account, and shall have no responsibility to pay Taxes on any income earned by the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account, or to pay any Taxes with respect thereto unless the settlement is not consummated and the Settlement Amount is returned to Immucor.  Other than as specifically set forth herein, Immucor shall have no responsibility for the payment of Taxes or Tax Expenses and Class Counsel shall hold Immucor harmless with respect to any taxes arising in connection with the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account.

70.           For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "Administrator" of the Escrow Account, Opt Out Fee and Expense Account and Opt Out Settlement Account shall be the Claims Administrator, who shall timely and properly file or cause to be filed on a timely basis, all tax returns necessary or advisable with respect to the Escrow Account, Opt Out Fee and Expense Account and Opt Out Settlement Account (including without limitation all income tax returns, all informational returns, and all returns described in Treas. Reg. § 1.468B-2(1)).

71.           The parties to this Settlement Agreement and their counsel shall treat, and shall cause the Claims Administrator to treat, the Escrow Account, Opt Out Fee and Expense Account and Opt Out Settlement Account as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. § 1.468B-1.  The parties, their counsel, the Claims Administrator, and the Escrow Agent agree that they will not ask the Court to take any action inconsistent with the treatment of the Escrow Account, Opt Out Fee and Expense Account or Opt Out Settlement Account in such manner.  In addition, the Claims Administrator and, as required, the parties shall timely make such elections as necessary or advisable to carry out the provisions of this Paragraph, including the "relation-back election" (as defined in Treas. Reg. § 1.468B-1(j)) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Claims Administrator timely and properly to prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur.  All provisions of this Settlement Agreement shall be interpreted in a manner that is consistent with the Escrow Account, Opt Out Fee and Expense Account and Opt Out Settlement Account being a "qualified settlement fund" within the meaning of Treas. Reg. § 1.468B-1.

J.	Miscellaneous

72.           For the purpose of construing or interpreting this Settlement Agreement, Plaintiffs and Immucor agree that it is to be deemed to have been drafted equally by all parties hereto and shall not be construed strictly for or against any party.

73.           Plaintiffs waive California Civil Code Section 1542 and similar provisions in other states.  Plaintiffs certify that they are aware of and have read and reviewed the following provisions of California Civil Code, Section 1542 ("Section 1542"):  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."  The provisions of the release set forth above shall apply according to their terms, regardless of provisions of Section 1542 or any equivalent, similar, or comparable present or future law or principle of law of any jurisdiction.  Plaintiffs hereby expressly waive and relinquish any and all rights and benefits existing under (i) Section 1542 or any equivalent, similar or comparable present or future law or principle of law of any jurisdiction and (ii) any law or principle of law of any jurisdiction that would limit or restrict the effect or scope of the provisions of the release set forth above.

74.           This Settlement Agreement, including Exhibit A attached hereto and the Confidential Letter Agreement, shall constitute the entire agreement between Plaintiffs and Immucor pertaining to the settlement of the Action against Immucor and supersedes any and all prior and contemporaneous undertakings of Plaintiffs and Immucor in connection therewith.

75.           All terms of the Settlement Agreement are contractual and not mere recitals.  This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Releasors and Releasees.  Without limiting the generality of the foregoing:  (a) each and every covenant and agreement made herein by Plaintiffs shall be binding upon all Class Members and Releasors, and (b) each and every covenant and agreement made herein by Immucor shall be binding upon all Releasees.

76.           If Class Counsel, Releasors and/or Releasees intend to announce or otherwise disclose the fact of this settlement or its terms through a press release, at least three business days prior to the announcement or disclosure (or within a time frame that is commercially reasonable), they shall provide each other a copy of the press release and an opportunity to comment on such release.  For purposes of this Paragraph, the term "press release" means a formal statement issued to the press.  The term "press release" does not include conversations with the press in response to a press inquiry.

77.           Nothing expressed or implied in this Settlement Agreement is intended to or shall be construed to confer upon or give any person or entity other than Plaintiffs, Class Members, Immucor, Releasors, and Releasees any right or remedy under or by reason of this Settlement Agreement.

78.           This Settlement Agreement may be modified or amended only by a writing jointly executed by Class Counsel and counsel for Immucor, subject (if after preliminary or final approval by any court) to approval by the Court.  Amendments and modifications may be made without notice to the Settlement Class unless notice is required by law or by the Court.

79.           All terms of this Settlement Agreement shall be governed by and interpreted according to the substantive laws of Pennsylvania without regard to its choice of law or conflict of law principles.

80.           This Settlement Agreement may be executed in counterparts by Plaintiffs and Immucor, and a facsimile or .pdf signature shall be deemed an original signature for purposes of executing this Settlement Agreement.

81.           Each of the undersigned attorneys represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Settlement Agreement, subject to Court approval; and the undersigned Class Counsel represent that they are authorized to execute this Settlement Agreement on behalf of Plaintiffs and the Settlement Class.  Each of the undersigned attorneys shall use their best efforts to effectuate this Settlement Agreement regardless of the jurisdiction in which the Action proceed.

82.           Where this Settlement Agreement requires any party to provide notice or any other communication or document to any other party, such notice, communication, or document shall be provided by facsimile or letter by overnight delivery at the address(es) reflected on the signature pages.

83.            The parties acknowledge that Immucor, Inc. shall act as the agent of, and shall have the authority to act for and bind, each of the entities and persons included in Immucor (as defined above).

Dated: January 11, 2012		By:	/s/ Jeffrey J. Corrigan
Eugene A. Spector
Jeffrey L. Kodroff
Jeffrey J. Corrigan
Jay S. Cohen
Rachel E. Kopp
Jeffrey L. Spector
SPECTOR, ROSEMAN KODROFF & WILLIS, P.C.
1818 Market Street, Suite 2500
Philadelphia, PA 19103
Tel: (215) 496-0300
Fax: (215) 496-6611

Counsel for Direct Purchaser Plaintiffs and Class Counsel

	By:	/s/ Thomas G. Slater, Jr.
Thomas G. Slater, Jr.
HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Tel: (804) 788-8200
Fax: (804) 788-8218

Counsel for Immucor, Inc.

EXHIBIT A
Form of Final Judgment Order

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

)
IN RE: BLOOD REAGENTS ANTITRUST	)
LITIGATION	)	MDL Docket No. 09-2081
)
	)	HON. JAN E. DUBOIS
THIS DOCUMENT RELATES TO ALL	)
ACTIONS	)
)

 [PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT

This Court having considered the Settlement Agreement dated January __, 2012, including all Exhibits thereto (the “Settlement Agreement”) between the Plaintiff class representatives F. Baragaño Pharmaceuticals, Inc., Community Medical Center Health Care System, Professional Resources Management of Crenshaw LLC d/b/a Crenshaw Community Hospital, Professional Resources Management, Inc. d/b/a Bullock County Hospital, Douglas County Hospital, Health Network Laboratories L.P., Larkin Community Hospital, Legacy Health System, Mary Hitchcock Memorial Hospital Inc., Regional Medical Center Board d/b/a Northeast Alabama Regional Medical Center, Sacred Heart Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Anthony's Memorial Hospital, of the Hospital Sisters of the Third Order of St. Francis, St. Elizabeth's Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Francis Hospital, of the Hospital Sisters of the Third Order of St. Francis, St. John's Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Joseph's Hospital, Breese, of the Hospital Sisters of the Third Order of St. Francis, St. Joseph's Hospital of the Hospital Sisters of the Third Order of St. Francis (Chippewa Falls), St. Joseph's Hospital, of the Hospital Sisters of the Third Order of St. Francis (Highland), St. Mary's Hospital Medical Center of Green Bay, Inc., St. Mary's Hospital, Streator, of the Hospital Sisters of the Third Order of St. Francis, St. Mary's Hospital, Decatur, of the Hospital Sisters of the Third Order of St. Francis, St. Nicholas Hospital of the Hospital Sisters of the Third Order of St. Francis, St. Vincent Hospital of the Hospital Sisters of the Third Order of St. Francis, Schuylkill Medical Center - East Norwegian Street, Schuylkill Medical Center - South Jackson Street, and Warren General Hospital and all members of the proposed Settlement Class in the above-captioned case (collectively “Plaintiffs”), and Defendant Immucor, Inc., (“Immucor”); and having held a hearing on, [__________], 2012; having considered all of the submissions and arguments with respect thereto, and otherwise being fully informed and good cause appearing therefore,

[PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT

IT IS HEREBY ORDERED, ADJUDGED and DECREED as follows:

1.           This Final Judgment and Order of Dismissal incorporates herein and makes a part hereof, the Settlement Agreement, including Exhibit A thereto.  Unless otherwise provided herein, the terms defined in the Settlement Agreement shall have the same meanings for purposes of this Final Judgment and Order of Dismissal.

2.           The Court has personal jurisdiction over all Plaintiffs, Settlement Class Members and Immucor, and has subject matter jurisdiction to approve the Settlement Agreement.

3.           The Settlement covers the Settlement Class that the Court has certified solely for purposes of this Settlement and includes:

All individuals and entities in the United States who purchased Traditional Reagents directly from any of the Defendants, or their subsidiaries or affiliates, during the period from and including January 1, 2000 to and including ____________, 2012 (the date Plaintiffs submit to the Court a motion for preliminary approval of this Settlement Agreement).  Excluded from the Settlement Class are Defendants, subsidiaries, affiliates and Related Persons of Defendants and federal governmental entities.

The Settlement does not include purchases of Proprietary Reagents because Class Counsel, in conjunction with its economic expert, determined that there was no class-wide impact from the alleged conspiracy for such purchases.  The Class also excludes those Class Members who have properly opted out of the Class.

[PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT

4.           The Class has received Notice in the manner approved by the Court in its Order of _________ (Docket No. __).  The Court finds that such Notice:  (i) constitutes reasonable and the best practicable notice; (ii) constitutes notice that is reasonably calculated, under the circumstances, to apprise Class Members of the terms of the Settlement, Class Members’ right to object to the Settlement and to appear at the Settlement fairness hearing (“Fairness Hearing”); (iii) constitutes due, adequate and sufficient notice to all persons entitled to receive notice; and (iv) meets the requirements of due process and Rule 23 of the Federal Rules of Civil Procedure.

5.           No individuals or entities, other than those listed on Exhibit A hereto, have excluded themselves from the Settlement Class.  This Order shall have no force or effect on the persons or entities listed on Exhibit A hereto.

6.           The Court finds that extensive arm’s-length negotiations have taken place in good faith between Class Counsel and counsel for Immucor, resulting in the Settlement Agreement.

7.           Pursuant to Rule 23 of the Federal Rules of Civil Procedure, the Court hereby finally approves in all respects the Settlement set forth in the Settlement Agreement (the “Settlement”) and finds that the Settlement and the Settlement Agreement are, in all respects, fair reasonable and adequate, and in the best interest of the Settlement Class.  The Court further approves the establishment of the Settlement Fund under the terms and conditions set forth in the Settlement Agreement.  The parties are hereby directed to implement and consummate the Settlement according to its terms and provisions of the Settlement Agreement.  In addition, the parties are authorized to agree to and adopt such amendments and modifications to the Settlement Agreement as (i) shall be consistent in all material respects with this Final Judgment and Order of Dismissal, and (ii) do not limit the rights of Settlement Class Members.

[PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT

8.           As stated in this Court’s Order of ____________ (Docket No. __) preliminary approving the Settlement, the Court grants Class Counsel the right to continue to make withdrawals from the Escrow Account, the Opt Out Fee and Expense Account, and the Opt Out Settlement Account (the “Escrow Funds”) as appropriate for payment of the cost of notice(s) to Class Members regarding the Settlement Agreement and related matters, taxes payable on the Escrow Funds, and other costs and expenses reasonably incurred in connection with the administration of the Settlement Agreement (the “Notice and Administrative Costs” and “Tax Expenses”), without the approval of the Court in each instance, so long as (a) the Notice and Administrative Costs and/or Tax Expenses incurred or contracted for are reasonable and necessary to carrying out the transactions contemplated by the Settlement Agreement, (b) counsel to Immucor shall receive from Class Counsel a full accounting of all expenditures made from the Escrow Funds in the event such funds are returned to Immucor under the terms of the Settlement Agreement, and (c) the withdrawals do not adversely affect Immucor’s ability to obtain the full amount of any funds due Immucor pursuant to Paragraph 53 of the Settlement Agreement.

9.           The above-captioned case is hereby dismissed with prejudice and without costs to any party.

10.           Immucor, jointly and severally, individually and collectively, and the respective assigns of each entity and person included within Immucor, including current or former officers, directors, partners, principals, managers, employees, agents, direct and indirect stockholders, direct and indirect parents, direct and indirect subsidiaries, affiliates, predecessors and successors, and all current and former stockholders, members, officers, directors, partners, principals, managers, employees, agents, direct and indirect stockholders, heirs, executors, representatives and administrators of each of the foregoing, including but not limited to IVD Holdings Inc., IVD Intermediate Holdings A Inc., IVD Intermediate Holdings B Inc., TPG Partners VI, L.P., TPG IVD Co-Invest, L.P., TPG FOF VI SPV, L.P., TPG Biotechnology Partners III, L.P., and TPG Capital, L.P. (the “Releasees”) shall be completely released, acquitted, and forever discharged from any and all claims, demands, actions, suits, rights, assertions, allegations, causes of action, controversies, proceedings, losses, damages, injuries, attorneys' fees, costs, expenses, debts, liabilities, judgments, and remedies, whether class, individual, or otherwise in nature, that Plaintiffs and Settlement Class Members, jointly and severally, individually and collectively, and all of their respective current or former officers, directors, partners, principals, managers, employees, agents, direct and indirect stockholders, direct and indirect parents, direct and indirect subsidiaries, affiliates, predecessors and successors, and all current and former stockholders, members, officers, directors, partners, principals, managers, employees, agents, heirs, executors, representatives and administrators of each of the foregoing (“Releasors”), or anyone of them, ever had, now has, or hereafter can, shall, or may have against the Releasees, whether known or unknown, on account of or arising out of the facts, occurrences, transactions or other matters alleged in the Action or in complaints containing the same allegations with respect to any Blood Reagents purchased within, to, or from the United States before and during the period from January 1, 2000 through and including the date that summary notice of the settlement is first published, including without limitation any claims which arise under any United States federal or state antitrust, unfair competition, unfair practices, price discrimination, unitary pricing, trade practice, unjust enrichment, or civil conspiracy law, including, without limitation, the Sherman Antitrust Act, 15 U.S.C. § 1 et seq. (the "Released Claims").  Nothing herein shall be construed to release any individual claims relating to any product defect, negligence, breach of contract, or similar claim between the parties involving Blood Reagents.  The Releasors shall not, after the Effective Date, seek to recover against any of the Releasees for any of the Released Claims.

[PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT

11.           Nothing in this Final Judgment and Order of Dismissal, the Settlement, or the Settlement Agreement is or shall be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing.

12.           Without affecting the finality of this Final Judgment and Order of Dismissal, the Court retains continuing and exclusive jurisdiction over all matters relating to administration, consummation, enforcement and interpretation of the Settlement Agreement and of this Final Judgment and Order of Dismissal, to protect and effectuate this Final Judgment and Order of Dismissal, and for any other necessary purpose.  Immucor, Plaintiffs and each member of the Settlement Class are hereby deemed to have irrevocably submitted to the exclusive jurisdiction of this Court, for any suit, action, proceeding or dispute arising out of or relating to the Settlement Agreement or the applicability of the Settlement Agreement, including the Exhibits thereto.  Without limiting the generality of the foregoing, and without affecting the finality of this Final Judgment and Order of Dismissal, the Court retains exclusive jurisdiction over any such suit, action or proceeding.  Solely for purposes of such suit, action or proceeding, to the fullest extent they may effectively do so under applicable law, the parties hereto are deemed to have irrevocably waived and agreed not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of this Court, or that this Court is, in any way, an improper venue or an inconvenient forum.

[PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT

13.           In the event that the Settlement does not become effective according to the Settlement Agreement, this Final Judgment and Order of Dismissal shall be rendered null and void as provided by the Settlement Agreement, shall be vacated and, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Settlement Agreement.
SO ORDERED this ________ day of __________, 2012.

HONORABLE JAN E. DUBOIS
DISTRICT COURT, EASTERN DISTRICT OF
PENNSYLVANIA

[PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL GRANTING FINAL APPROVAL TO PROPOSED CLASS ACTION SETTLEMENT